                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         FIRST INDEPENDENCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

FIRST INDEPENDENCE
CORPORATION
44 MICHIGAN AVE., DETROIT, MICHIGAN 48226
TELEPHONE 313-256-8400



                                              October ___, 1999

To Our Shareholders:


     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of First Independence Corporation, which will be held at 6:00 p.m. on Thursday, November ___, 1999, at the Livernois Branch office at 12200 Livernois, Detroit, Michigan.

     This letter is accompanied by a notice of annual meeting and Proxy Statement and a proxy card. The Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998, and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999 as filed with the Securities and Exchange Commission, also are enclosed.

     At the meeting, shareholders will: 1) elect eight (8) directors to serve for one year and until their successors are duly elected and qualified, 2) vote on a proposal to amend the Corporation's Articles of Incorporation to effect a one-for-sixty reverse stock split (the "Reverse Stock Split") with respect to the Corporation's common stock, $1 par value per share (the "Common Stock"), with the result that all the Common Stock owned by approximately 1,800 shareholders will be purchased by the Company and the Company no longer will be required to file annual and quarterly reports with the Securities and Exchange Commission, and 3) transact such other business as may properly come before the meeting or any adjournment of it.

     The accompanying Proxy Statement describes the proposed Reverse Stock Split and its effects on persons whose existing shares will be purchased by the Company and on persons who will remain shareholders of the Company.

     The interests of the Corporation's management in the Reverse Stock Split are described in the accompanying Proxy Statement under the headings "Ownership of the Corporation's Equity Securities "and" Election of Directors Interests of Management".

     The affirmative vote of a majority of the issued and outstanding shares of the Common Stock entitled to vote on the Reverse Stock Split is required to approve the proposed transaction. Don Davis, Chairman of the Board of the Company and of the Bank, owns 62.8% of the outstanding Common Stock and members of the Board of Directors own an additional .96% of the Common Stock. All of these persons have indicated their intention to vote in favor of the nominees for director and for the Reverse Stock Split. As directors, they voted unanimously to propose the Reverse Stock Split to Stockholders.

     There will be no fractional shares of the new Common Stock issued. Thus, any shares owned by Stockholders that are remaining after the 1 share for 60 Reverse Stock Split will be purchased by the Corporation at a price equal to $10 per share of Common Stock currently owned.

The Board of Directors has determined that the Reverse Stock Split is fair to, and in the best interests of, the holders of the Common Stock, including those persons whose Common Stock will be purchased by the Company. The Board of Directors recommends that the Stockholders vote for the proposed Reverse Stock Split. The rights of the dissenting stockholders are described in the accompanying Proxy Statement at "Dissenters Rights Appraisal".

     The approval and determination of the Board was based on a number of factors described in the Proxy Statement (see "Reasons for the Reverse Stock Split"; Recommendation of Board of Directors"), including the opinion of Roney Capital Markets ("Roney"), to the effect that, based upon and subject to various considerations set forth in their opinion, as of the date of the opinion, the amount to be paid to holders of fractional shares of new Common Stock resulting from the Reverse Stock Split is fair from a financial point of view. See "Opinion of Financial Advisor". In addition, the opinion of Roney is included as Exhibit ____ to the Proxy Statement and should be read in its entirety.

     The enclosed notice of annual meeting and the Proxy Statement should be read carefully. They describe the election of directors and the Reverse Stock Split. Please sign and date the enclosed proxy card and mail it promptly in the return envelope whether or not you plan to attend the meeting. If you are present at the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                               Very truly yours,

                                               Don Davis
                                               Chairman of the Board

IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE MEETING. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TO THE CORPORATION.


                         FIRST INDEPENDENCE CORPORATION
                               44 MICHIGAN AVENUE
                             DETROIT, MICHIGAN 48226
                                 (313) 256-8400

                                 --------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          THURSDAY, NOVEMBER ___, 1999

     The 1999 Annual Meeting of the shareholders of First Independence Corporation will be held at the Livernois Branch office of First Independence National Bank of Detroit, 12200 Livernois, Detroit, Michigan, on Thursday, November ____, 1999, at 6:00 p.m., for the following purposes:

     (1) To elect eight (8) directors to hold office until the next annual meeting and until their successors are elected and qualified.

     (2) To vote on a proposal to amend the Corporation's Articles of Incorporation to effect a one-for-sixty reverse stock split (the "Reverse Stock Split") with respect to the Corporation's common stock, $1 par value per share (the "Common Stock"). The effect of the Reverse Stock Split will be to purchase all the Common Stock owned by approximately 1,800 of the Corporation's 2,100 shareholders for $10 per share currently owned. In addition, the Corporation no longer will be required to file reports with the Securities and Exchange Commission.

     The accompanying Proxy Statement describes the proposed Reverse Stock Split and its effect on persons whose existing shares will be purchased by the Corporation, its effect on persons who will remain shareholders of the Corporation.

     The interests of the Corporation's management in the Reverse Stock Split are described in the accompanying Proxy Statement under the headings "Ownership of the Corporation's Equity Securities" and "Interests of Management".

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The affirmative vote of a majority of the issued and outstanding shares of the Common Stock entitled to vote on the Reverse Stock Split is required to approve the proposed transaction. Don Davis, Chairman of the Board of the Company and of the Bank, owns 62.8% of the outstanding Common Stock and members of the Board of Directors own an additional .96% of the Common Stock. All of these persons have indicated their intention to vote in favor of the nominees for director and for the Reverse Stock Split. As directors, they voted unanimously to propose the Reverse Stock Split to Stockholders.

     There will be no fractional shares of the new Common Stock issued. Thus, any shares owned by Stockholders that are remaining after the 1 share for 60 Reverse Stock Split will be purchased by the Corporation at a price equal to $10 per share of Common Stock currently owned.

     The Board of Directors has determined that the Reverse Stock Split is fair to, and in the best interests of, the holders of the Common Stock, including those persons whose Common Stock will be purchased by the Company. The Board of Directors recommends that the Stockholders vote for the proposed Reverse Stock Split. The rights of the dissenting stockholders are described in the accompanying Proxy Statement at "Dissenters Rights Appraisal".

     The approval and determination of the Board was based on a number of factors described in the Proxy Statement (see "Reasons for the Reverse Stock Split"; Recommendation of Board of Directors"), including the opinion of Roney Capital Markets ("Roney"), to the effect that, based upon and subject to various considerations set forth in their opinion, as of the date of the opinion, the amount to be paid to holders of fractional shares of new Common Stock resulting from the Reverse Stock Split is fair from a financial point of view. See "Opinion of Financial Advisor". In addition, the opinion of Roney is included as Exhibit ____ to the Proxy Statement and should be read in its entirety.

     The enclosed notice of annual meeting and the Proxy Statement should be read carefully. They describe the election of directors and the Reverse Stock Split. Please sign and date the enclosed proxy card and mail it promptly in the return envelope whether or not you plan to attend the meeting. If you are present at the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                               Very truly yours,

                                               Don Davis
                                               Chairman of the Board

     Information concerning these matters is set forth in the accompanying Proxy Statement. Only those common stockholders of record at the close of business on September 30, 1999, are entitled to notice of and to vote at the Annual Meeting.

     IN ORDER TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                               Don Davis
                                               Chairman of the Board
October _____, 1999

                         FIRST INDEPENDENCE CORPORATION
                               44 MICHIGAN AVENUE
                             DETROIT, MICHIGAN 48226
                                 (313) 256-8400
                                 --------------

                                 PROXY STATEMENT
                            DATED OCTOBER ____, 1999
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               NOVEMBER ___, 1999



                               GENERAL INFORMATION


     This Proxy Statement and the accompanying form of proxy and annual report on Form 10-KSB as filed with the United States Securities and Exchange Commission are furnished in connection with the solicitation of proxies by the Board of Directors of First Independence Corporation (the "Corporation") for use at the annual meeting of shareholders to be held at the Livernois Branch Office, 12200 Livernois, of First Independence National Bank of Detroit, Detroit, Michigan, at 6:00 p.m. on Thursday, November ____, 1999 (the "Annual Meeting"). The annual report on Form 10-KSB is incorporated into this Proxy Statement by reference, particularly Management's Discussion and Analysis or Plan of Operations (pages 7-20), Report of Independent Accountants (page 25), and Financial Statements (pages 26-48). The quarterly reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999 also are incorporated into this Proxy Statement by reference.

     This Proxy Statement is being mailed on or about October ____, 1999 to all holders of record of Common Stock as of the close of business on September 30, 1999. The cost of this solicitation will be borne by the Corporation. In addition to solicitation by the use of mail, the directors, and officers of the Corporation, without additional compensation, may solicit proxies personally or by telephone or mail. A shareholder giving a proxy in connection with this solicitation has the power to revoke it at any time prior to its exercise at the Annual Meeting either by written notice received by the Corporation (Attn:
Secretary) at the address shown above at least 24 hours before the Annual Meeting or by announcement of revocation at the Annual Meeting.

     The purposes of the Annual Meeting are to:

     (1) Elect 8 directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

     (2) To vote on a proposal to amend the Corporation's Articles of Incorporation to effect a one-for-sixty reverse stock split (the "Reverse Stock Split") with respect to the Corporation's common stock, $1 par value per share (the "Common Stock"); so no fractional shares will be issued, the shares of Common Stock currently owned by persons who own fewer than 60 shares all will be purchased at a price of $10 per share. This will result in all the Common Stock owned by approximately 1,800 of the Corporation's 2,100 shareholders being purchased by the Corporation; and

     (3) Transact such other business as properly may come before the meeting or any adjournment thereof.

     As of September 30, 1999, there were 336,760 shares of the Corporation's common stock, par value $1.00 per share, outstanding, 4,000 shares of Class A Preferred Stock, par value $100.00 per share, 3,200 shares of Class B Preferred Stock, par value $100.00 per share, outstanding, 1,500 shares of Class C Preferred Stock, Series MI-1, no par value, outstanding, and 395.797 shares of Class C Preferred Stock, Series 1994-1, no par value, outstanding. Those common shareholders of record at the close of business on August 31, 1999, are entitled to vote at the meeting. As of that date, there were approximately 2,100 record holders of the Corporation's Common Stock. Each share of common stock is entitled to one vote on each matter presented.

     This Proxy Statement contains summaries of material terms of the changes in the Corporation's Articles of Incorporation which will effect the Reverse Stock Split and the rights of the dissenting stockholders. For the complete text of Amendments to the Articles of Incorporation see "Resolutions to Effect the Reverse Stock Split" at Page 22.

     The affirmative vote of the holders of the a majority of the issued and outstanding shares of Common Stock is required to adopt the Reverse Stock Split. Only holders of record of shares of the Corporation's Common Stock at the close of business on September 30, 1999 (the "Record Date") are entitled to notice of and to vote at the November ____, 1999 Meeting and any and all adjournments and postponements thereof. Don Davis and the remaining directors together own an aggregate of approximately 63.73% of the outstanding shares of Common Stock as of the Record Date, and have indicated that they intend to vote those shares in favor of the Merger. See "Special Factors--Interests of Directors in the "Reverse Stock Split".

     THE BOARD OF DIRECTORS OF THE Corporation UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 8 NOMINEES FOR DIRECTOR AND FOR APPROVAL AND ADOPTION OF THE REVERSE STOCK SPLIT. See "Special Factors--Interest of Directors in the "Reverse Stock Split" and "Recommendation of the Board of Directors".

     This Proxy Statement is first being mailed to the Corporation's shareholder on or about October ____, 1999.

     THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE DATE OF THIS PROXY STATEMENT IS October ____, 1999.

                OWNERSHIP OF THE CORPORATION'S EQUITY SECURITIES

     The following table furnishes information with respect to the beneficial owners of more than five percent of any class of the Corporation's equity securities as of September 30, 1999.

                                                                          Amount and
                                                                          Nature of
                           Name and Address of                            Beneficial                 Percent of
Title of Class             Beneficial Owner                               Ownership*                    Class
--------------             ----------------                               ----------                    -----
Common                     Don Davis                                      211,376                       62.8
Stock                      5840 Second Avenue
                           Detroit, Michigan 48202

Common                     First Independence Corp.                        36,363                       10.80
Stock                      Employee Stock
                           Ownership Trust
                           44 Michigan Avenue
                           Detroit, Michigan

Class A                    Don Davis                                        3,000                       75.00
Preferred                  5840 Second Avenue
                           Detroit, Michigan  48202

Class A                    Tower Ventures, Inc.                             1,000                       25.00
Preferred                  12655 North Central Expressway
                           Dallas, TX  75243

Class B                    Dearborn Capital Corp.                           2,000                       62.50
Preferred                  P.O. Box 1729
                           Dearborn, Michigan

Class B                    Hudson-Webber Foundation                         1,200                       37.50
Preferred                  333 West Fort Street
                           Detroit, Michigan

Class C                    Michigan State Housing                           1,500                      100.00
Preferred                  Development Authority
(Series MI-1)              1200 6th Street
                           Detroit, Michigan 48226

Class C                    Blue Cross-Blue Shield of Michigan                 91.433                    23.1
Preferred                  600 E. Lafayette
(Series 1994-1)            Detroit, Michigan  48226

Class C                    Dearborn Capital Corp.                             89.000                    22.5
Preferred                  P.O. Box 1729
(Series 1994-1)            Dearborn, Michigan

                                                                            Amount and
                                                                            Nature of
                           Name and Address of                              Beneficial               Percent of
Title of Class             Beneficial Owner                                 Ownership*                 Class
--------------             ----------------                                 ----------                 -----
Class C                    Don Davis                                          59.000                    14.9
Preferred                  5840 Second Avenue
(Series 1994-1)            Detroit, Michigan 48202

Class C                    Tower Ventures                                     45.917                    11.6
Preferred                  12655 North Central Expressway
(Series 1994-1)            Dallas, TX  75243

Class C                    G-Tech, Inc.                                       25.722                     6.5
Preferred                  55 Technology Way
(Series 1994-1)            West Greenwich, RI  02817

Class C                    Motor Enterprises                                  39.375                     9.9
Preferred                  3044 W. Grand Blvd.
(Series 1994-1)            Detroit, Michigan  48202

Class C                    Hudson-Webber Foundation                           23.600                     6.0
Preferred                  333 West Fort Street
(Series 1994-1)            Detroit, Michigan

Class C                    AAA of Michigan                                    21.750                     5.5
Preferred                  1 Auto Club Drive
(Series 1994-1)            Dearborn, Michigan 48126

----------------------------------------------------------------------

     * Each owner possesses sole voting and investment power with respect to the shares shown except as follows. The number of shares of Common Stock shown for Mr. Davis includes 3,969 shares credited to his account under the First Independence Corporation Employee Stock Ownership Plan as of December 31, 1998, for which he only has voting power. The shares shown for the First Independence Employee Stock Ownership Trust are voted by the independent Trustee, except that participants in the First Independence Corporation Employee Stock Ownership Plan are entitled to direct the Trustee as to the manner of voting shares allocated to their accounts. As of September 30, 1999, all shares held by the Trust were allocated to participant's accounts. Shares of preferred stock are not entitled to vote in the election of directors, except that shares of Class A Preferred Stock may elect additional directors in the case of certain dividend arrearage which does not currently apply.


                        PROPOSAL 1. ELECTION OF DIRECTORS


NOMINEES FOR BOARD OF DIRECTORS

     The Board has established the number of directors at eight, but the Board may change the number from time to time. The eight persons named below have been nominated by the Board of Directors for election as directors to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors of the Corporation is not aware of any other nominations for director to be made at the Annual Meeting.

     It is the intention of the persons named in the enclosed proxy card to vote such proxies for the election of the nominees named in this Proxy Statement unless the proxies contain instructions to the contrary, in which case they will be voted pursuant to such instructions. The Directors of the Corporation intend to vote all shares beneficially owned by them for the nominees named herein. Given that the Directors as a group beneficially own approximately 63.73% of the outstanding shares of Common Stock entitled to vote, such a vote would elect the nominees notwithstanding the votes cast by other shareholders.

     All of the nominees for election to the Board of Directors are citizens of the United States and are currently members of the Corporation's Board and of the Board of Directors of the Corporation's subsidiary bank, First Independence National Bank of Detroit (the "Bank"). If any nominee for any reason is unable or for good cause refuses to serve or be elected, which is not anticipated, the persons named in the enclosed form of proxy intend to vote for such other nominees, if any, as may be recommended by the Board of Directors.

     The information below is presented as of September 30, 1999, and is based on information provided by the persons named.

       Name and Principal                     Bank                             Shares of Common
       Occupation or Employment              Director                        Stock of Corporation      Percent of
       for Last Five Years                  Since (a)         Age           Beneficially Owned (b)    Common Stock
       ---------------------                ---------         ---           ----------------------    ------------
Barry Clay .................................  1996            37                     824                      *

  President, Barclay Mortgage Funding Group
  (1997 to present), mortgage lender;  Team
  Leader, Capacity Strategy and Production
  Planning Department (1994-1997).

Don Davis ..................................  1980             61                211,376(b)                 62.8
  Chairman of the Board of the
  Corporation and of the Bank;
  President, United Sound Systems,
  Inc. and President, Conquistador/
  Groovesville Music, Inc.,
  record producers and recording
  studios; President, Liberty Risk
  Management, Inc., insurance
  agency;  President Mahogany Investment
  Advisors, investment advisory firm.

William Fuller..............................  1999            55                     379                      *
  President of the Corporation and of
  the Bank since 1998; Executive Vice
  President, Shore Bank Corporation,
  (1995-1998); Senior Vice President,
  Shawmut Bank (1989-1995). Member of
  Board of Directors of One Stop Capital
  Shop, Metro Matrix, Greater Detroit
  Area Health Council, and Eureka Detroit,
  all community service organizations.

Georgis I. Garmo ...........................  1996            60                     334                      *
  President, Garmo & Co., P.C.,
  Certified Public Accountants (1975 -
  Present).

Dr. Charles E. Morton....................      1969            73                3,700(b)(c)          1.1
  Emeritus Pastor, Metropolitan Baptist
  Church; Adjunct Professor of
  Philosophy, Oakland University.

Jamal Shallal ...........................      1996            59                  334                 *
  Executive Vice President, Lincorp
  Research, Inc., a management consulting
  and investment management firm (1985 -
  Present).

Geneva J. Williams.......................      1997            50                  334                 *
  Executive Vice President and Chief
  Operating Officer, United Way Community
  Services, Detroit, Michigan (1995-present);
  President and Chief Executive Officer,
  United Community Services of Metropolitan
  Detroit (1991-1995)

Alan C. Young ...........................      1996            44                  334                 *
Managing Director, Alan C. Young &
  Associates, P.C. (1983 - Present).

All directors and officers
  as a group (9 persons including                              21                9,332               65.1
  those named above)


(a) The Corporation was formed in 1986 and the incumbent directors have been directors of the Corporation since its formation except those persons for which a year after 1986 is shown.

(b) Each director possesses sole voting and investment power with respect to the shares shown unless indicated otherwise below. The numbers of shares shown for Mr. Don Davis include 3,969 shares allocated to his account under the First Independence Corporation Employee Stock Ownership Plan for which he has only sole voting power. The number of shares shown for Dr. Morton includes 300 shares held jointly with his wife in which they share voting and investment power.

(c) Includes option to purchase up to 3,000 shares of Common Stock at $5 per share for a five-year period ending May 23, 2000. These options cannot be voted because they were not exercised before September 30, 1999.

*Less than one percent.

EXECUTIVE OFFICERS

     In addition to Mr. Don Davis listed in the table above, executive officers of the Corporation, as of December 31, 1998, included William Fuller, President of the Corporation and the Bank since 1998, Rose Ann Lacy, Senior Vice President and Chief Financial Officer of the Corporation since 1989 and of the Bank since 1986, who beneficially owns 1,717 shares of Common Stock and John Boudreau, Executive Vice President of the Bank since 1997; Senior Vice President - Administration (1994-1997). Prior to joining the Bank, Mr. Boudreau was Finance Manager at Recall Management Corporation, Boston, MA (1991-1994). All the executive officers are United States citizens.

EXECUTIVE COMPENSATION

     The following table presents the cash compensation paid to the Corporation's officers whose total annual salary and bonus exceeded $100,000 in 1996 - 1998.

                       Principal
Name                   Position                   Year        Salary        Bonus
----                   --------                   ----        ------        -----
Don Davis              Chairman of the            1998        $175,000      $20,000
                       Board of Directors         1997        $148,293        -
                       of the Corporation         1996        $131,462        -
                       and the Bank; Interim
                       President and Chief
                       Executive Officer
                       since 1996

John Boudreau          Executive Vice             1998         104,991      $12,000
                       President of the Bank
                       and Chief Operating
                       Officer


     Mr. Fuller and the Bank entered into an employment contract dated July 20, 1998 for two years under which he will be paid $130,000 in the first year of employment plus $15,000 when he was appointed President by the Board of Directors. He will be paid $135,000 in the second year of the contract. In addition, Mr. Fuller receives an automobile allowance of $300 per month and the same employee benefits afforded to all other employees of the Bank. In the event of an involuntary termination of Mr. Fuller's employment by the Bank, Mr. Fuller will be paid sixty days' compensation at his then-existing base rate.

     The Corporation and the Bank do not presently have any long-term incentive compensation plans, except the 1995 Employee Stock Option Plan and a 401-K retirement plan which are described below. The Corporation and the Bank did not grant any stock options in 1996 and no officer or director exercised any options previously granted to him or her.

     The Employee Stock Option Plan was adopted in 1995. It authorizes the issuance of up to 67,352 shares of Common Stock to key salaried employees and directors of the Corporation as an incentive to such key employees. Options granted under the Plan may be incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 or they may be non-qualified options which do not meet the requirements of that section. The Plan is administered by a stock option committee. At April 30, 1999, there were 64,352 shares available for option under the Plan and options were outstanding and unexercised for 3,000 shares.

     The Corporation had an Employee Stock Ownership Plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, but it was suspended in 1996. There have been no contributions to the plan since 1991 and no new employees have become participants in the Plan since 1994. All shares of stock in the plan are allocated to the accounts of the participants. Unvested shares forfeited by terminated employees are reallocated among all Plan participants as of the last day of the year of forfeiture in the proportion which each participant's annual compensation bears to the total annual compensation of all Plan participants. As of December 31, 1998, there were 3,969 shares allocated under the Plan to Don Davis' account.

     The Bank adopted a 401(k) Plan in 1998 in which all full-time employees may participate after one year of employment. Employees may contribute up to 15% of their compensation into the plan each year, but not in excess of $10,000 per year. The maximum amount of contribution to the Plan is established by law and regulations. The Bank contributes a matching amount on behalf of each participating and contributing employee equal to 50% of the employee's contribution each year, but not exceeding 3% of the employee's salary. Investments in the Plan are directed by each participating employee and they have a range of investment options including stock, bond and guaranteed interest investments.

     Directors who were not officers were paid the following fees for Bank Board of Directors and Committee meetings until June 30, 1999: a monthly stipend of $200; a meeting fee of $240 for each Board meeting; and $100 for each Committee meeting. Beginning July 1, 1999, each Director will be paid an annual retainer of $7,500, and $100 for each Bank committee meeting attended. There is no separate payment for attending Bank Board meetings. After 10 years of service, Directors will be entitled to a $300/month pension. The pension becomes payable at the later of age 65 or retirement from the Board. No fees are paid for attendance at the Corporation's Board or Committee meetings.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The members of the Corporation's Board of Directors also serve as the members of the Board of Directors for the Bank. The Board of Directors performed the function of nominating directors and compensation review in 1998. There was not a separate committee performing these functions. The Committees described below also function in a similar dual capacity.

     The Audit Committee during 1998 was composed of Dr. Charles E. Morton and Messrs. Shallal, Young and Garmo. The Audit Committee selects the Corporation's independent auditors, reviews the results of prior audits and considers issues concerning the current audit. The Committee also considers procedures for internal control and audits. During 1998, the Committee held 6 meetings.

     The Executive/Compliance Committee was composed of Don Davis, Dr. Charles Morton, Georgis Garmo and Barry Clay. The Executive Committee at times functions as a loan committee, reviewing loan applications and delinquencies and approving loan applications. The Committee also functions in lieu of the Corporation's and the Bank's Board between Board meetings. The Executive Committee met 4 times in 1998.

     The Funding Management Committee is responsible for reviewing and maintaining a proper balance between the Bank's liabilities and its assets. The Committee reviews liquidity, funding needs for loans, the balance between the Bank's investment portfolio, loans, Federal Funds and other assets, as well as the condition of liabilities, particularly the terms of deposits. The Committee met 5 times in 1998.

     In 1998, the Board of Directors of the Corporation met 10 times and the Board of the Bank met 10 times. Each incumbent member of the Board, attended at least 75 percent of the total number of meetings held by the Boards and Committees of which he or she was a member during 1998, except for Mr. Garmo and Ms. Williams.

INTEREST IN CERTAIN TRANSACTIONS

     In the ordinary course of its business, the Bank had, during 1998, and expects to have in the future, transactions with some of its directors and officers, and their families and the companies with which they are associated. All such transactions, which included commitments for loans and loans made by the Bank, were based on terms, including rates, collateral and repayment terms, substantially the same as those prevailing at the time for comparable transactions with other persons, and in the opinion of the Board of Directors and the management of the Bank such transactions did not and do not involve more than the normal risk of collectibility or present other unfavorable features.

             PROPOSAL 2. REVERSE STOCK SPLIT--1 SHARE FOR 60 SHARES

SUMMARY

     The Transaction. The Board of Directors has proposed that the stockholders approve a one-for-60 reverse stock split of the Common Stock of the Corporation (the "Reverse Stock Split"). The transaction will be effected by amending the Corporation's Articles of Incorporation to provide that each shareholder will receive one share of newly issued Common Stock, par value $1.00 per share ("New Common Stock") for each sixty (60) shares of the Corporation's presently issued and outstanding Common Stock owned by such shareholder. Thus, instead of 336,760 shares presently outstanding, there will be approximately 5,130 shares of the New Common Stock issued and outstanding after the Reverse Stock Split. The Common Stock is not traded on any exchange or established trading market and no such market for the Common Stock is expected to develop. No dividends have been paid on the Common Stock during the past 10 years.

     Reasons for the Transaction. The Board is proposing the Reverse Stock Split in order to provide a means for small stockholders to receive cash for their Common Stock because there is no trading market for the Corporation's Common Stock, and to reduce operating costs by reducing the number of stockholders, thereby yielding savings on mailings and filings with the Securities and Exchange Commission. Another reason for the form of the transaction is that the Board of Directors desires to use as little capital as possible in order to accomplish their two goals and the Board believes that this Reverse Stock Split will use less capital than any other transaction designed to achieve the Board's goals.

     No Fractional Shares Issued. No fractional shares of New Common Stock will be issued, so the shares of stockholders who currently own fewer than 60 shares and shares fewer than 60 (fractional shares) remaining after a shareholder's shares are converted into new Common Stock will be purchased by the Corporation for cash. The fractional shares of stockholders remaining after the Reverse Stock Split also will be purchased for cash.

     Effects of the Transaction. The result of the Corporation's purchase of fractional interest after the Reverse Stock Split will be to reduce the number of stockholders of the Corporation from almost 2100 to 275. This will result in the Corporation's stock no longer being registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Thus, the Corporation no longer will be required to file reports with the Securities and Exchange Commission. Another result of the transaction will be that the continuing stockholders together will own a larger percentage of the equity of the Corporation (on average, about 9% more) and the book value per share of their outstanding Common Stock will decline by an average of approximately 4.34% compared to their June 30, 1999 book value per share and by 2.72% compared to their December 31, 1998 book value per share).

     Fairness of the Price for Fractional Interests. The Board of Directors has determined that the purchase price for fractional shares of the New Common Stock will be based on a price of $10 per share of the current Common Stock, or $600 for each full share of the New Common Stock. The Board arrived at this price based on several factors including an opinion provided by financial consultants, Roney Capital Markets. See "Determination of Fractional Share Price", "Recommendations and Considerations of the Board of Directors" and "Opinion of Roney". The Board believes that the purchase price for the fractional interests based on $10 per existing share of Common Stock is fair to the persons who will no longer be stockholders of the Corporation, as a result of having their fractional interests purchased by the Corporation and to the persons who will remain as stockholders because operating costs will have been reduced, resulting in improved profitability.

     Board Recommendation. The amendment to the Corporation's Articles of Incorporation for the Reverse Stock Split has been adopted unanimously by the Board of Directors subject to approval of the Corporation's stockholders. Approval will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board recommends approval of the proposed Reverse Stock Split. See "Recommendations and Considerations of the Board of Directors".

     Voting and Approval. Don Davis, Chairman of the Board of the Corporation, owns 62.8% of the current Common Stock and has indicated that he will vote for the Reverse Stock Split. The other directors together own .96% of the Common Stock and they also have indicated that they will vote in favor of the proposed Reverse Stock Split. Neither the Michigan Business Corporation Act, the Corporation's Bylaws, nor the Board of Directors require that the proposed Reverse Stock Split be approved separately by the stockholders who are not officers or Board members or who do not own 10% or more of the Corporation's Common Stock ("Affiliated Stockholders"). Thus, the Reverse Stock Split can be approved by Mr Davis acting alone.

     No Dissenters' Rights. Under applicable Michigan law, there is no requirement for appraisal in connection with the proposed Reverse Stock Split.

REASONS FOR THE PROPOSED REVERSE STOCK SPLIT.

     The Board of Directors has proposed the Reverse Stock Split for three principal reasons: (a) to provide a market and fair price for small stockholders; (b) to reduce operating costs of the Corporation by eliminating approximately $70,000 per year of stockholder related costs; and (c) to preserve the Bank's and Corporation's capital.

     Purchase of Small Stockholders' (under 60 shares) Common Stock. There is no trading market for the Corporation's Common Stock and there has not been one for 10 years. The Corporation has 336,760 shares of Common Stock outstanding owned by almost 2,100 stockholders, while 62.8% of the stock is owned by one person, Don Davis, Chairman of the Board of the Corporation. Also, 10.8% of the Common Stock is held by the Corporation's Employee Stock Ownership Plan. Approximately 1,800 stockholders have fewer than 60 shares of Common Stock. However, because there is no trading market for the Common Stock, one of the principal advantages of being a "public" company is not realized by the Corporation's stockholders. Management estimates that there have been fewer than 10 sales of Common Stock in each year since 1995 and stockholders did not have a "market" valuation to help establish a sale or purchase value for the Common Stock. Management does not expect that a trading market for the Corporation's Common Stock will develop in the foreseeable future, particularly in view of the fact that fewer than one-third of the shares could be traded in any case and most of such shares are owned as small lots. Thus, the Board of Directors believes that the stockholders will benefit from its purchase of outstanding small lots of Common Stock.

     Reduction of Operating Costs. As a result of the relatively large number of shareholders of the Corporation, management estimates that it incurs approximately $70,000 per year in legal, accounting, stock registrar, printing and mailing costs. Eliminating these costs would contribute materially, in the opinion of the Board of Directors, to the Corporation's profits and increasing profits, could result in increasing capital for the Bank over time. Therefore, the Board of Directors has proposed the Reverse Stock Split in order to reduce the number of stockholders significantly, thereby increasing profitability as a result of savings realized for reducing accounting and mailing costs.

     Preserving Capital. The Reverse Stock Split is a means by which the goals of the Board can be achieved without the expenditure of a significant amount of capital. This is because such a large number of persons are small stockholders owning fewer than 60 shares of stock. These shares will be purchased automatically thereby reducing the number of stockholders and related mailing and accounting costs. Thus, the Corporation estimates that only about $350,000 will have to be expended one time in order to accomplish its goals described in the paragraphs above.

MATERIAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT.

     Reduction in Number of Stockholders. The proposed transaction will reduce the number of shareholders from almost 2,100 to about 275. Thus, approximately 1,800 stockholders own fewer than 60 shares of stock (an estimated average of approximately 14 shares per person) and they would receive no new Common Stock because no fractional shares will be issued. Instead they will receive payment for their shares at the rate of $10.00 per share of old Common Stock ($600.00 per whole share of new Common Stock).

     Termination of Registration with Securities and Exchange Commission. It is the Corporation's expectation that the Reverse Stock Split will result in the Corporation's Common Stock no longer being registered under Section 12(g) of the Securities Exchange Act of 1934. Under that Section and the Commission's rules promulgated thereunder, a company's stock can become de-registered upon application by the Company if its total stockholders number fewer than 300. De-registration of the Corporation's Common Stock will result in the Corporation no longer being required to file annual or quarterly reports with the Securities and Exchange Commission. The elimination of legal and accounting costs associated with quarterly reporting and the reduced costs of mailings to fewer shareholders are expected to yield approximately $70,000 of savings in operating costs to the Bank and the Corporation each year. This increase in profitability is expected by management to raise capital by a like amount each year, increasing the soundness of the Bank and, long term, providing a higher capital base for growth.

     Reduction in the Number of Shares Outstanding. The Corporation is authorized to issue one million shares of Common Stock, $1.00 par value, of which 336,760 shares were issued and outstanding at the close of business on September 30, 1999. As proposed, and if effected, the Reverse Stock Split would reduce the number of issued and outstanding shares of Common Stock to approximately 5,130 shares and would continue the maximum number of shares of Common Stock which are authorized at one million shares. The Board does not presently have any plans for issuance of additional shares of the authorized Common Stock.

     Increase in Percentage of Common Stock held by Continuing Stockholders; Decrease in Book Value Per Share. The Reverse Stock Split will increase the percentage of Common Stock ownership of each continuing Common stockholder an average of about 9% over the shares they previously owned. This is because the Corporation is purchasing the fractional shares of Common Stock resulting from the proposed Reverse Stock Split and fewer shares will be outstanding after the Reverse Stock Split. Thus, Don Davis' share of outstanding Common Stock will increase from 62.8% to approximately 68.6%. If a person owns 1% of the Common Stock outstanding before the Reverse Stock Split (3,367 shares), such a person would own approximately 1.1% of the outstanding New Common Stock after the Reverse Stock Split. However, the amount of the Corporation's book value owned by the continuing stockholders will decrease slightly because of the expenses of the transaction and because of the cost of purchasing the fractional interests at a price higher than the book value of the Common Stock. Thus, continuing Stockholders will own shares representing less book value of the Corporation than they did before the Reverse Stock Split; $9.13 per share of Common Stock after the Reverse Stock Split compared to $9.39 before the transaction . "No Fractional Shares; Determination of Fractional Share Price" and "Financial Information".

     The par value of the New Common Stock will be $1.00 per share. The current Common Stock also has a par value of $1.00 per share. As a result, after the transaction, the total par value of the outstanding stock will decline by approximately $28,965, because of the estimated number of current shares of Common Stock which will become fractional interests and will be redeemed. The chart below shows an analysis of the book values per share of Common Stock as they affect stockholders whose shares all are redeemed and persons who will be continuing stockholders.

                     BOOK VALUE OF COMMON STOCK (UNAUDITED)


                                                    AFTER REVERSE                                       AFTER REVERSE
                          PRE-REVERSE STOCK         STOCK SPLIT               PRE-REVERSE STOCK         STOCK SPLIT
                          SPLIT                     (PRO FORMA)               SPLIT                     (PRO FORMA)
                          (DEC 31, 1998)            (DEC 31, 1998)            (JUNE 30, 1999)           (JUNE 30, 1999)
                          --------------            --------------            ---------------           ---------------
Based on Pre-Split
Shares (336,650
shares)
 Value                    $9.39                     $9.13                     $8.28                     $7.92


Adjusted*                 $6.86                     $6.37                     $5.75                     $5.15

Based on Post-Split
Shares (5,140
shares)                   $563.22                   $547.92                   $496.73                   $475.18

Adjusted*                 $450.45                   $382.22                   $345.27                   $309.48


Price to be Paid for      $10.00                    $600.00
Fractional Interests

-----------------------------------------
* For Estimated Fair Market Value of Main Office.


     Continuing Stockholder Rights. Stockholders who will be continuing holders of Common Stock will have the same stockholder rights regarding voting, liquidation and dividends after the transaction as they had before the Reverse Stock Split. However, the Corporation's Common Stock no longer will be registered with the Securities and Exchange Commission and the Corporation will not be required to file quarterly, annual or other reports with the Securities and Exchange Commission.

        Effects of the Transaction on Capital. In connection with the Reverse Stock Split, management estimates that approximately 28,965 shares of the existing Common Stock (pre-Reverse Stock Split) will be redeemed. These are the fewer than 60 shares of the existing Common Stock which are owned by individual stockholders before the Reverse Stock Split which would yield only a fractional share of the new Common Stock after the transaction. The redeemed fractional shares are expected to be equivalent to approximately 483 shares of the new common stock. The total cash required for this redemption is expected to be approximately $289,650. (It is estimated that there will be about $60,000 of expenses associated with the transaction.) In the Board's opinion, this will not result in a material reduction in the Bank's capital. Its equity capital ratios at June 30, 1999, and December 31, 1998, before the Reverse Stock Split and after adjusting for it on a proforma basis are shown below based on average assets during the applicable quarters. Generally, a bank with these levels of capital is considered "well capitalized" pursuant to regulations of the Comptroller of the Currency.

                    FIRST INDEPENDENCE NATIONAL BANK CAPITAL

                                                  June 30, 1999
                                                   (unaudited)                   December 31, 1998
                                                   -----------                   -----------------
        Actual
             Capital
             Average Quarterly Assets               $7,043,000                         $6,660,000
                                                  $123,000,000                       $114,740,000
             Equity Capital Ratio                     5.73%                              5.8%

        Pro Forma, (unaudited) Adjusted
        for Reverse Stock Split

             Capital                                $6,693,000                         $6,310,000
             Average Quarterly Assets             $122,650,000                       $114,390,000
             Equity Capital Ratio                     5.46%                              5.52%

INTERESTS OF MANAGEMENT

     Don Davis, Chairman of the Board of the Corporation and the Bank, beneficially owns 211,376 shares, or 62.8%, of all the currently outstanding Common Stock. His shares alone are sufficient to vote approval of the Reverse Stock Split and he has indicated his intention to vote for the proposed transaction. The Michigan Business Corporation Act ("MCBA") does not require that the proposed transaction be approved separately by a majority of the Corporation's stockholders that are not directors, officers or are owners of more than 10% of the Common Stock (such persons are referred to as "affiliates" of the Corporation).

     During the period since December 31, 1996, Don Davis purchased 14,133 shares of the Common Stock at prices ranging from $5.00 to $7.00 per share in negotiated transactions initiated by stockholders who desired to sell their Common Stock. William Fuller, President, purchased 379 shares during the fourth quarter of 1998 at prices varying from $5.00 to $5.50 per share; and Barry Clay purchased a total of 490 shares in the fourth quarter of 1998 at a price of $5.60 per share. Management of the Corporation is not aware of any present efforts of any persons to accumulate Common Stock or to obtain control of the Corporation, except that Mr. Davis has been a willing buyer of the Corporation's Common Stock from time to time. The proposed Reverse Stock Split is not intended by the Board of Directors or Mr. Davis to be an anti-takeover device. The amendment is being sought to reduce costs by reducing the number of stockholders and to provide a reasonable means for small stockholders to obtain cash for their investment, while conserving capital of the Bank and the Corporation.

     As a result of the proposed Reverse Stock Split, Mr. Davis' share of the outstanding Common Stock will increase from 62.8% to approximately 68.6% of the New Common Stock. Thus, he alone will own more than two-thirds of the outstanding New Common Stock. This is a sufficient amount of shares to cause virtually any shareholder action to be taken.

     The Board of Directors, (excluding Mr. Davis), together with one senior member of management own 4,956 shares of Common Stock, amounting to 1.469% of the currently outstanding shares. No director or officer individually owns 1% of the stock except that director Rev. Charles Morton, in addition to 700 shares owned by him and his wife, has an option to purchase 3,000 shares at $5 each. Thus, he could own 3,700 shares. As of August 31, 1999, he had not exercised that option. See "Election of Directors Nominees for Board of Directors".

NO FRACTIONAL SHARES; DETERMINATION OF FRACTIONAL SHARE PRICE

     No scrip or certificates for fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Stockholders who ostensibly would receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by 60, upon surrender to the Exchange Agent of certificates representing their shares,will be entitled to receive a cash payment based on $10.00 for each share of Common Stock outstanding before the Reverse Stock Split that was not converted into a new share of Common Stock. Thus, all stockholders who currently own fewer than 60 shares of Common Stock will not receive any New Common Stock in the Corporation. They will be paid an amount equal to $10 per share of Common Stock currently owned and no longer will continue as Stockholders of the Corporation.

     Payment for fractional shares of New Common Stock based on a price of $600.00 per share (equivalent to $10.00 for each current share of Common Stock that is not converted into new shares of Common Stock) was determined by the Board of Directors after evaluating the Corporation's historic earnings record, its book value, the nature of its assets, the limited trading market for its stock, and the stock prices and performance of other community banks and holding companies considered comparable to the Corporation and its subsidiary Bank.

     The Board also consulted with Roney Capital Markets, a division of Roney & Co., which now is a wholly owned subsidiary of Bank One. Roney Capital Markets issued an opinion to the effect that the price of $10.00 per share of old Common Stock (equivalent to $600.00 per share of New Common Stock) is fair from a financial point of view to the shareholders of the Corporation who will be paid cash for fractional interests. In selecting Roney Capital Markets to render the opinion, the Board solicited proposals from three unaffiliated investment banking firms and considered price, expertise, understanding of community banking, and experience in the banking industry. Roney Capital Markets is highly experienced in valuing banks and bank holding companies and enjoys a reputation as an expert in investment banking in the field of banks and banking. They have been engaged in scores of bank valuations, financings, mergers and combinations in the midwest. There has been no other material business relationship in the past two years between the Corporation or its affiliates and Roney Capital Markets and its affiliates. The report and opinion of Roney Capital Markets are summarized below and the opinion is reproduced in its entirety as Exhibit A.

     Discounted Cash Flow Analysis. Roney performed cash flow analysis for the Corporation using financial projections for fiscal years 1999 through 2003 provided by the management of the Corporation based on management's assumptions for future performance. The cash flows were discounted at rates ranging from 19% to 22% determined by reference to the average annual return for stocks and the two year average annual return for the S&P Bank Composite. Terminal values were computed using a range of multiples of earnings. Roney arrived at the discounted rates based on its judgment about selected publicly traded banks, and arrived at terminal values based on its experience in the valuation of similar institutions and a review of the trading characteristics of the common stock of selected publicly traded community banks. This analysis indicated a range of values for the Corporation's Common Stock of $10.38-$11.15 per share with a mean of $10.77 per share. Roney noted that the price of the fractional interests is below this valuation range, but taking into account the various valuation methods and the fact that only fractional interests are to be redeemed, the Corporation's proposed price based on $10.00 for each current share of Common Stock for fractional interests was fair.

     Analysis of Comparable Publicly Traded Companies. Roney compared financial information and commonly used valuation measurements for the Corporation to corresponding information for 36 selected publicly traded banking and bank holding companies with total assets ranging between $50 million and $148 million. These companies were selected based upon the similarity of their size to the Corporation and the fact that they are "community banks". They were dissimilar in that they were not African-American owned banks in major metropolitan areas. Information from such institutions was not publicly available. Roney advised the Board that there were no publicly traded companies directly comparable to the Corporation and the analysis had to be considered in light of that qualification. The financial information used by Roney in its analysis included, among other things,

(i) the amount of common equity; (ii) operating performance; (iii) capitalization ratios; (iv) ratios of the proposed common stock price for fractional interests to common stock tangible book value per share. The financial information used was based on the latest reported 12 month period, mean estimates for 1999 performance where available, and estimated financial information for First Independence as provided by the Corporation.


DESCRIPTION

                                                                                                          Mean of 36
                                                                                                          Banks (excluding
                         1999 2nd        1999 1st                                         Median of       highest and
                         Quarter         Quarter          1998            1997            36 Banks        lowest)
                         -------         -------          -----           ----            ---------       -------
TOTAL ASSETS
($000's)                 118,737         116,229          123,623         99,732          104,560         102,999


TOTAL EQUITY
($000's) (PREFERRED      5,403           5,594            5,777           4,962
STOCK)                   (2,616)         (2,616)          (2,750)         (2,750)         9,296           10,574


TOTAL DEPOSITS
($000's)                 87,769          84,389           94,798          81,100          85,107          83,469

NET LOANS ($000's)       40,404          39,620           38,382          39,706          61,918          63,957

EFFICIENCY RATIO
($000's)                 84.5            83.3             97.4            82.3            72.3            72.1

NON PERFORMING
ASSETS COMPARED
TO TOTAL ASSET
($000's)                 1.93            .88              1.08            4.15            .35             .56

RETURN ON
AVERAGE ASSETS
($000's)                 .79             .85                                              .81             .80

RETURN ON
AVERAGE EQUITY
($000's)                 14.61           15.33                                            7.86            8.12

NET INTEREST
MARGIN ($000's)          4.66            4.64             4.94            5.22            4.44            4.57

STOCK PRICE
MULTIPLE OF
TANGIBLE BOOK
VALUE                    1.46x                                                            1.36x           1.49x


     Roney noted that the Corporation's total assets were 10% more than the median assets of the bank's compared and 11% more than the mean assets (after excluding high and low figures) of the banks compared. On the other hand, the Corporation's equity is approximately 50% of the mean equity of the banks reviewed and 62% of the median equity of the banks reviewed. Thus, the bank's comparatively low capital ratio, while affording it economic leverage, limits the Corporation's ability to grow by increasing deposits and by establishing operating subsidiaries which may require regulator approval and would consider equity the actual capital ratio. While Roney noted that total deposits of the Corporation are slightly higher than the mean and median total deposits of the group of banks reviewed, it also noted that most of the Corporation's deposits are not "core" deposits, but represent short term deposits which could move from the Corporation at any time and, therefore, cannot be matched with term loans. Roney also observed that the Corporation's net loans are significantly below the median and mean net loans of the comparable banks (averaging approximately 62% of the mean of loans held by the comparable banks and 62% of the median of the loans held by such banks). Thus, the Corporation has probably not been generating as high interest income as it would be possible if there were more loans on the Corporation's books. This is demonstrated in the

Corporation's relatively high efficiency ratio. The "efficiency ratio" is a comparison of the net overhead expenses to net interest income. Low efficiency ratios show more efficient operations. The Corporation's non-interest operating expenses amount to an average of approximately 84% of net interest income during 1999 and had fluctuated significantly between 1997 (82.3%) and 1998 (97.4%). The 36 banks have had an efficiency ratio averaging 13% lower than the Corporation.

     Roney also noted that the Corporation's non-performing assets as a percentage of total assets of the Corporation is significantly higher than such percentage among the banks reviewed. Thus, the Corporation's quality of assets may be presumed to be lower on average than that held by the comparable institutions. The mean of the Corporation's non-performing loans to total assets during 1999, for example, amounted to 1.4% of total assets while the mean of the 36 banks reviewed was .56% of total assets, a difference of 250%.

     The Corporation's net interest margin has tended to remain higher than the median or the mean of the comparable banks, but operating costs have resulted in the Corporation's overall performance being below that of the mean and median of the banks examined. In analyzing the Corporation's tangible book value, Roney relied upon management representations (36) that the actual market value of the Corporation's main office is approximately $850,000 less than its book value. Thus, using the Corporation's proposed price for fractional interests based on $10 per share of existing common stock, Roney noted that the multiple of the Corporation's proposed fractional share price to its adjusted tangible book value was 1.46x compared to a median of 1.36x and a mean of 1.49x among the banks examined. Based on the foregoing comparison and the relative positions and results of the Corporation compared to the 36 banks reviewed, Roney noted that the ratio of tangible book value to the price of common stock being paid for fractional interests was within the ranges of trading multiples for the 36 banks reviewed and that this fact supported a determination that the fractional interest price is fair to the Corporation's stockholders from a financial point of view.

     Analysis of Selected Acquisition Transactions. Roney reviewed the financial terms, to the extent publicly available, of 31 completed mergers and acquisitions between January 1, 1997, and December 31, 1998, among banks and bank holding companies. The transactions selected all were less than a total of $25 million, including amounts paid for preferred stock and debt assumed. The median price paid compared to tangible book value among the 31 acquisition transactions was 1.60x and the mean paid was 1.61x. The proposed payment for fractional interests based on $10 per share of existing common stock, amounts to a valuation of 1.46x after adjusting the book value of the bank's main office by $850,000 based on management's estimate of the actual market value of that property. Roney determined that an adjustment of the Corporation's tangible book value is appropriate in view of the significant difference between book value and apparent market value of the Corporation's main office and concluded further that the payment for fractional interests is fair from a financial point of view when considering that the payment is not made for control of the business as occurred in the acquisition transactions which were analyzed.

     Market Price Analysis. Roney reviewed the historical prices of the few transactions in the Corporation's stock known to management over the past 30 months. The sales of Corporation Common Stock have ranged between $5 per share and $7 per share. Roney noted that there is no active trading market in the Corporation's stock and that management believes one is unlikely to develop. The illiquidity of the stock may have a bearing upon the amount paid in the privately negotiated transactions which have occurred since January 1, 1997. Roney observed that the proposed payment for fractional interests, based on $10 per current share of Common Stock, amounts to a premium of 42% over the amount of the highest transaction reported to management.

     While the foregoing summary describes analyses and factors that Roney deemed material in its presentation to the Board of Directors of the Corporation, it is not a comprehensive description of all analysis and factors considered by Roney. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances. In performing its analysis, Roney considered general economic, market and financial conditions and other matters as they existed at the date of their opinion, many of which are beyond the control of the Corporation. Roney advised the Board that the opinion is not an appraisal of the Company and is intended to be used by the Board in connection with the determination of value to holders of fractional shares of the Corporation's Common Stock following the proposed 1 for 60 Reverse Stock Split, and the opinion does not address the value to holders of whole shares following the Reverse Stock Split. Furthermore, the opinions of the Board and of Roney are not intended as predictions of the price at which the Corporation's stock actually may sell at any future time. The decision of the Board to pay for fractional interests based on $10 per current share of common stock is the result of judgments made by the Board Members. Roney's opinion is based on complex judgments and analysis and is not a prediction.

     There can be no assurance that a purchaser of Common Stock of the Corporation before the Reverse Stock Split actually would pay $10.00 per share. In fact, a purchaser might be willing to pay more or may only be willing to pay less than that amount. There also is no assurance that a purchaser of shares in the Corporation actually would pay $600.00 per share for the New Common Stock merely because it is the arithmetic equivalent of the estimated value of $10.00 per share of the old Common Stock multiplied by 60 shares of stock ($10.00 x
60). "Market" prices could be lower or higher. There is not, and is not expected to be a trading market for the Common Stock and there has not been one in the past 10 years.

     If the proposal is approved and effected, stockholders will be encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the Common Stock plus cash payment for any fractional interests.

RECOMMENDATION AND CONSIDERATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously approved the Reverse Stock Split and determined, among other things, that the transaction is fair to, and in the best interests of, the Corporation's stockholders, including those whose current Common Stock all will be purchased by the Corporation and those who will continue as stockholders. The Board recommends that the stockholders approve the transaction. In reaching these conclusions, the Board consulted with Roney and legal counsel and considered the following factors:

     Alternative Forms of Transaction. A comparison of the costs and benefits of the Reverse Stock Split against the costs and benefits of other alternatives potentially available to the Corporation to meet its objectives of reducing operating costs, creating liquidity and an opportunity for at least small stockholders (the majority of the Corporation's stockholders) to realize the value of their Common Stock, and preserving capital. The Board also considered doing nothing and continuing to operate as a registered public company with many small stockholders.

The Bank (and its parent corporation) were organized in 1969 to establish a community based, minority owned bank which would respond to the banking needs of the African-American community and to the needs of small businesses in the Detroit area. Stock was widely held and it was expected and believed that broad ownership of the Common Stock would provide deposit and loan business for the Bank. In fact, over the years this has not been the case. Most of the Bank's business is received from customers who do not own the Corporation's Common Stock and most of the small stockholders do not have or refer accounts at the Bank. During the 1990's it has been clear to management that having numerous small stockholders has not promoted growth of the Bank's business. Instead, it has been costly for the Corporation to fulfill its reporting obligations as a public company with registered stock. Furthermore, there is not a trading market for the Corporation's Common Stock. The result has been that Stockholders were not able realistically to realize whatever value their stock represented. In addition, during much of the 1990's decade, until 1997-1998, the Bank was not well capitalized, so it did not have sufficient capital to purchase stock from Stockholders.

The Board of Directors adopted the Reverse Stock Split as a strategy to (a) reduce operating costs by approximately $70,000 per year, (b) provide liquidity for small stockholders, and for a limited amount of the stock owned by other stockholders, and (c) conserve capital to the greatest degree possible while achieving the first two objectives. The Board considered a limited tender offer but decided that it would not assure a significant reduction of operating costs by eliminating SEC reporting requirements because many of the Corporation's small stockholders do not respond to correspondence such as proxy and meeting notices. Thus, there was no expectation that they would respond timely to a tender offer notice. The Board concluded that there was not another strategy besides the Reverse Stock Split which would accomplish its goals efficiently without using substantially more capital.

     Illiquid Market for Common Stock. The lack of a trading market and lack of liquidity for the Corporation's Common Stock for numerous investors with small investments in the Corporation. The Board also considered that the Reverse Stock Split does not accomplish complete liquidity or create a trading market for the remaining stockholders, but decided that providing liquidity for over 85% of the stockholders without the use of a great amount of capital was a worthy result while not imposing material additional burdens on the remaining stockholders.

     Capital Requirements. The relatively thin capital of the Corporation and the Bank limits the amount of Common Stock that can be redeemed without adversely affecting the operations and potential growth of the Bank. The Reverse Stock Split requires, in the opinion of the Board, only a relatively small amount of capital and yet it achieves liquidity for a significant number of stockholders and reduces operating costs each year so that profits immediately could be increased by 8-9% annually.

     Financial Reporting. The Board will continue to provide adequate financial information for its continuing stockholders by sending them an annual report each year. In addition, the Bank files quarterly financial reports with the Federal Deposit Insurance Corporation which are publicly available.

     Financial and Economic Factors. The Board considered information with respect to the financial condition, results of operations, business and prospects of the Corporation, as well as the risks and costs involved in achieving those prospects, and the current state of community banking in Detroit, including the Board's views regarding the economic and market conditions affecting the Corporation and banking generally. The Board believes that the Corporation faces increasing levels of competition for borrowers, and increasing risks that the current favorable economy might change, resulting in higher loan defaults and losses and declining collateral values. The Board also considered positive factors such as the current thriving economy, possible revitalization of Detroit as a result of increased economic activity in the City, and possible niches of opportunity among small borrowers by providing personalized service.

     Expense of Public Company. The substantial expenses for regulatory compliance, stockholder and investor relations and other matters that continued operation as a public registered company would impose on the Corporation.

     Price of Redeemed Fractional Interests. The $10 per current share of Common Stock that would be paid for the fractional interests in the New Common Stock represents a premium of approximately 6.5% over the stated book value of the Common Stock at December 31, 1998 and a premium of 20.8% over the June 30, 1999 book value. It represents a premium of 46% over the adjusted tangible book market value of the Corporation at December 31, 1998 after taking into account the estimated market value of the main office compared to its book value. The premium would be 74% of the adjusted book value at June 30, 1999. The Board determined that the purchase price of the fractional interests is reasonable in light of the small lots of stock, no control premium being involved, and the lack of significant historical earnings of the Corporation until the last two years. In addition, transactions known to have occurred over the past year in the Corporation's Common Stock were at a prices 30% or more below the $10 price being offered for the fractional interests.

     The Roney Opinion. The written opinion dated May 12, 1999, of Roney (and the analysis presented to the Board underlying the opinion) to the effect that, based on the assumptions made, matters considered and limits of the review undertaken by Roney, the price to be received by the stockholders for fractional interests in the New Common Stock is, on the date of the opinion, fair, from a financial point of view. The Board reviewed the analysis underlying the opinion of Roney and adopted it. The Board is aware that Roney assumed and relied upon, and did not independently verify, the accuracy and completeness of the financial and other information provided to or discussed with it or publicly available, and the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and the assumptions upon which they were based. Roney also did not conduct a physical inspection, or obtain independent valuations, of the properties and assets of the Corporation and the Bank. See "No Fractional Shares; Determination of Fractional Share Price".

     Voting by Dominant Shareholder. The Board considered that (i) the affirmative vote of a majority of the outstanding shares of the Corporation's Common Stock is required for the approval of the Reverse Stock Split and (ii) Mr. Don Davis owns 62.8% of the outstanding Common Stock and he has indicated that all of those shares will be voted in favor of the transaction. In addition, the other Board members, who own approximately 3,239 shares of Common Stock, (a total of .97% of the outstanding Common Stock) have indicated that they intend to vote their shares in favor of the approval and adoption of the Merger Agreement. See "Interests of Management". The Michigan Business Corporation Act ("MBCA") does not require that the Reverse Stock Split be separately approved by a majority of the Corporation's stockholders that are not affiliates of the Corporation. Nonetheless, the Board believes that the procedure for approving the Merger is fair to the unaffiliated stockholders. Seven of the eight directors individually and together as a group own less than 1% of the Corporation's Common Stock. The Reverse Stock Split has been evaluated and approved by all of the members of the Board, including the six members who are not employees of the Corporation or the Bank. The Roney opinion concludes that the price to be received by stockholders for their fractional interests is fair to those stockholders from a financial point of view. The Board also considered that the benefits to be received by the continuing stockholders, by slightly increasing their ownership percentages in the Corporation, are significantly offset by the reduced book value of the Corporation and are reasonable. The Board, including all of the non-employee directors, has determined that the interests of Mr. Davis in the Reverse Stock Split have not affected the fairness of the consideration to be paid to the Corporation's stockholders for their fractional interests. See "Interests of Directors in the Reverse Stock Split."

     The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In reaching their determinations to recommend and approve the Reverse Stock Split, and in view of the variety of factors considered by the Board in connection with their evaluation of the proposed transaction, the Board did not assign any relative or specific weights to the various factors considered by them.

     No unaffiliated representative was retained by the Board to act on behalf of unaffiliated security holders. The Board determined that this was not necessary in light of the fact that a substantial majority of the members of the Board are non-employee directors who own an immaterial amount of Common Stock and that all of the non-employee directors voted in favor of the Reverse Stock Split.

     Each member of the Board of Directors has concluded that the Reverse Stock Split is fair from a financial point of view to the Corporation's stockholders whether their shares are purchased on a basis of $10 per share of current Common Stock, or whether they remain continuing shareholders of the Corporation. Each member of the Board of Directors believes that the procedure for approving the transaction is fair to the unaffiliated stockholders of the Corporation for the reasons set out in the paragraphs above.

DESCRIPTION OF COMMON STOCK

     There are 336,760 shares of Common Stock outstanding. The Common Stock is subordinate in right of liquidation to $720,000 (7,200 shares) of Class A and Class B Preferred Stock and 1,500 shares of Class C Preferred Stock, Series MI-1 ($1,500,000) and 395.797 shares of Class C Preferred Stock, Series 1994-1 ($395,797).

     No dividends have been paid on the Common Stock in the past 10 years. In 1991, pursuant to the exercise of supervisory authority over the Corporation by the Federal Reserve Bank of Chicago, the Board of Directors adopted a resolution providing that it will not declare dividends or distributions to any shareholders without prior approval of the Federal Reserve Bank of Chicago. The resolution remains in effect, and prior approval of the Federal Reserve Bank of Chicago has been received in order to make the redemption payments for fractional shares of New Common Stock after the Reverse Stock Split.

     The Corporation has no business of its own and receives its revenues from the Bank in the form of dividends. The Bank is subject to regulation by the Comptroller of the Currency pursuant to the National Bank Act. That Act limits payment of dividends (12 USC ss.60) to the net profits of a bank remaining after 10% of the net profits of each half year of operations are transferred to capital surplus, and the dividend paid in any calendar year may not, without the prior approval of the Comptroller, exceed the net profits of the current year, plus the net profits of the two preceding years (less the required transfers to surplus). 12 USC ss.56 provides that dividends may not be paid if undivided profits have been depleted by losses or otherwise. In other words, dividends may be paid only from net earnings and not from the Bank's capital. The Bank does not need approval of the Comptroller in order to declare a dividend to the Corporation to cover the costs of the Reverse Stock Split.


FUNDING THE REVERSE STOCK SPLIT

     The Corporation will obtain the funds necessary to pay cash for the fractional shares resulting from the proposed Reverse Stock Split from the Bank. It is expected that approximately $289,800 will be needed to pay for such fractional shares, plus about $60,000 for administrative expenses such as investment banking fees, transfer agent costs, new stock certificates and legal and accounting fees. The table below summarizes expected expenses and costs of the proposed transaction.

                                    Estimated Expenses of Reverse Stock Split
                                    -----------------------------------------
Purchase of Fractional Interests                   $289,000
Filing Fees                                              55
Attorney Fees                                        12,500
Accounting Fees                                       5,000
Appraisal Fees                                       35,000
Printing and Postage*                                 7,500
                                                   --------
    Total                                          $349,855
                                                   ========

----------
*Printing and postage costs due to the transaction are considered only for printing and mailing new stock certificates. The incremental cost of printing and mailing the proxy statement is negligible because these costs will be incurred for the annual meeting in any case.

    The Bank's Board of Directors intends to declare and pay a dividend to the Corporation of approximately $350,000 to fund the fractional share payments plus transaction expenses.

     The Corporation has obtained the prior approval of the Federal Reserve Bank of Chicago for the Reverse Stock Split and the resulting redemptions of fractional shares of Common Stock. This prior approval is required pursuant to the 1991 Formal Resolution between the Corporation and the Federal Reserve Bank of Chicago.

FINANCIAL INFORMATION

     The Corporation's audited financial statements for the years ended December 31, 1998 and 1997 are included in the 1998 Annual Report to stockholders on Form 10-KSB which accompanies this Proxy Statement and as filed with the United States Securities and Exchange Commission. Those financial statements and the notes thereto are found in the Form 10-KSB at pages 21-43 of the 10-KSB and "Management's Discussion and Analysis of Operations" is set forth in the Annual Report, Form 10-KSB at pages 7-18. The Financial Statements and Management's Discussion and Analysis of Operations are incorporated herein by reference.

     The following unaudited pro forma condensed consolidated balance sheets and income statements for the Corporation reflect the Reverse Stock Split transaction as if it were consummated as of and for the year ended December 31, 1998, and as of June 30, 1999, assuming, in each case, that $350,000 would be expended for the purchase of fractional shares and expenses of the Reverse Stock Split.

                              PRO FORMA (UNAUDITED)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands of dollars)

                                                         December 31, 1998      June 30, 1999
                                                         -----------------      -------------
ASSETS
Total cash and cash equivalents (1),(2)                       $ 27,617             $ 17,545
Total securities                                                52,756               54,749
Net Loans                                                       38,382               40,404
Other assets                                                     4,514                5,688
                                                              --------             --------
    Total assets                                              $123,269             $118,386
                                                              ========             ========

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities                                                   $117,846             $113,333
Shareholders' equity:
    Preferred stock                                              2,616                2,616
    Common stock, $1 par value; 1,000,000 shares authorized;
    5,130 shares issued and outstanding (1)                          5                    5

                                    PRO FORMA
                     CONDENSED CONSOLIDATED INCOME STATEMENT
               (In thousands of dollars, except per share amounts)

                                                          For the year ended            6 months ended
                                                          December 31, 1998             June 30, 1999
                                                          -----------------             -------------
Total interest income                                         $ 7,442                     $ 3,699
Total interest expense                                          2,546                       1,274
                                                              -------                     -------
Net interest income                                             4,896                       2,425
Provision for loan losses                                         255                         150
                                                              -------                     -------
Net interest income after provision for loan losses             4,641                       2,275
Total noninterest income                                        1,073                         522
Total noninterest expense                                       4,789                       2,352
                                                              -------                     -------
Income before federal income taxes                                925                         445
Federal income tax expense
                                                              -------                     -------
Net income (2)                                                    925                         445
Preferred stock dividends                                          34                          17
                                                              -------                     -------
Income attributable to common stock                           $   891                     $   428
                                                              =======                     =======

Basic and full diluted earnings per common share              $   173.69                  $    83.43
                                                              ==========                  ==========

Book value per share                                          $   547.17                  $   475.05
                                                              ==========                  ==========

Earnings to Fixed Charges, including deposit interest (3)           1.36
Earnings to Fixed Charges, excluding deposit interest (3)           2.40

-------------------------

Pro forma adjustments

(1) Total cash and cash equivalents was reduced by $350,000 to give effect to the costs of the Reverse Stock Split and the repurchase of fractional shares; common stock was reduced by $332,000 and capital surplus was increased by $49,000 to give effect to the repurchase of the fractional shares (28,965 pre reverse split shares or 483 post reverse split shares valued at $10.00 per share before the reverse split or $600.00 after the reverse split for 1998 and common stock was reduced by $332,000 and capital surplus was decreased by $9,000 for June 30, 1999 for the same purposes).

(2) Net income and retained earnings were reduced by $21,000, or 6% of $350,000 for 1998 and reduced by 3% of 350,000 for the first six months of 1999, to give effect to reduced earnings because of the reduction in cash and cash equivalents as a result of the repurchase of fractional shares.

(3) At December 31, 1998, the ratio of earnings to fixed charges was 1.37, including deposit interest, and it was 2.43, excluding deposit interest. At June 30, 1999 the ratio of earnings to fixed charges was _____ including deposit interest, and it was ______________, excluding deposit interest.

VOTING ON THE REVERSE STOCK SPLIT; NOT CONDITIONED UPON APPROVAL OF UNAFFILIATED STOCKHOLDERS

     The holders of the Common Stock will vote on the proposed amendment to the Articles of Incorporation to effect the Reverse Stock Split. A majority of the outstanding 336,760 shares of Common Stock is necessary to approve the Reverse Stock Split proposal. The Board of Directors recommends a favorable vote on this proposal for the reasons stated above at "Reasons for the Proposed Reverse Stock Split". In making its recommendation, the Board considered various factors summarized at "No Fractional Shares; Determination of Fractional Share Price". No other class of stock is required to vote on the proposed Reverse Stock Split.

     The proposed Reverse Stock Split is not conditioned upon the approval of a majority of the unaffiliated stockholders of the Corporation. Nevertheless, the Board has concluded that the procedure for approving the transaction is procedurally fair to unaffiliated stockholders for the following reasons: The MBCA does not require that the transaction be separately approved by unaffiliated stockholders; the transaction was evaluated and unanimously approved by the Board, 6 of 8 of whom are not employees or major stockholders; and the Board received the opinion of Roney that the cash payment to be received by the stockholders is fair from a financial point of view.

     The Corporation's Board of Directors own 64.6% of its outstanding Common Stock, of which Don Davis, the Chairman of the Board, runs 62.8%, and intend to vote all of those shares in favor of the proposal. Thus, their votes alone are sufficient to approve the proposal.

EXCHANGE OF STOCK CERTIFICATES

     If the Reverse Stock Split is approved by the Corporation's stockholders, the Corporation will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of Common Stock in implementing the exchange of their certificates.

     Commencing on the effective date of the Reverse Stock Split (the "Effective Date"), stockholders will be notified and requested to surrender to the Exchange Agent their certificates representing shares of all Common Stock in exchange for certificates representing new Common Stock. One share of New Common Stock will be issued in exchange for each sixty (60) shares presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Corporation's Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of new Common Stock.

     No fractional shares will be issued. The Exchange Agent will cause payment to be made to stockholders when their share certificates are transmitted to the Exchange Agent.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is general and each shareholder's facts and circumstances could affect the proper tax treatment of the transaction as it relates to them. Shareholders should consult their own tax advisors for specific tax advice for their own circumstances.

     The Reverse Stock Split generally should not result in the recognition of gain or loss (except in the case of cash payment received for fractional shares as described below). The holding period of the shares of New Common Stock will include the stockholders' holding periods for the shares of Common Stock exchanged therefore, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor, reduced by the basis applicable to the sale of fractional shares described below.

     A stockholder who receives cash for fractional shares will recognize a gain or loss, as the case may be, measured by the difference between $10.00 for each old share of Common Stock that was not converted into new shares of Common Stock and the shareholder's basis for each share of his old Common Stock. The gain or loss could be a capital gain or loss if such stockholder's Common Stock was held as a capital asset and the capital gain or loss would generally be long-term capital gain or loss to the extent the stockholder's holding period for the Common Stock exceeds twelve months. Each stockholder is urged to consult with his or her own tax advisor for tax advice appropriate to the stockholder's own facts and circumstances.

NO DISSENTER RIGHTS

     Under applicable Michigan law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Reverse Stock Split.



RESOLUTIONS TO EFFECT THE REVERSE STOCK SPLIT

     To effect the one-for-sixty reverse stock split of the Common Stock of the Corporation, shareholder approval is sought to amend various portions of Article III of the Corporation's Articles of Incorporation. The effect of all of the amendments is merely to accomplish the Reverse Stock Split. The numbers of shares of Common Stock or other classes of stock authorized to be issued are not increased or decreased and the rights of continuing shareholders of any class of stock will remain the same as they are before the Reverse Stock Split transaction.

     The first paragraph of Article III of the Corporation's Articles of Incorporation relating to the authorized capital stock will be replaced with the following two paragraphs:

                                   ARTICLE III

     "The authorized amount of capital stock of this Corporation shall be 1,000,000 shares of common stock of the par value of $1.00 each, 150,000 of which shares may be issued without voting rights; 4,000 shares of Class A Preferred Stock of the par value of $100 each; 3,200 shares of Class B Preferred Stock of the par value of $100 each; and 100,000 shares of Class C Preferred Stock without par value, all classes of preferred stock to have the rights and preferences set forth in this Article; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the State of Michigan."

     "Each sixty (60) shares of the corporation's Common Stock, $1.00 par value per share, issued and outstanding as of the close of business on the date this Certificate of Amendment is filed shall be converted into one (1) share of the corporation's new Common Stock, $1.00 par value per share, so that each share of the corporation's Common Stock issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, stockholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by sixty (60) will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive cash in the amount of $10.00 for each of those shares fewer than sixty (60) held by such stockholders that remain after dividing their total shares by sixty."

     Subsections (1) and (2) of Article III, Section 3.2(A)(g) of the Corporation's Articles of Incorporation, regarding Class C Preferred Stock, Series 1994-1, will be amended to provide as follows:

     "(1) Sale; Right of First Refusal. If any holder of the Series 1994-1 Stock desires to sell the Series 1994-1 Stock it owns, it shall first give written notice to the Corporation at least 90 days prior to the proposed sale. The notice shall state the price, the terms, the numbers of shares sought to be sold and the proposed purchaser. The Corporation shall have the right at any time during such 90 day period to purchase some or all of the shares proposed to be sold at a price equal to the lower of the proposed purchase price per share or the redemption price as determined from time to time pursuant to paragraph (f) above. If the Corporation does not exercise its right to purchase such Series 1994-1 Stock, the selling holder may convert the Series 1994-1 Stock into common Stock, based on the then applicable redemption price pursuant to section (f) above (but no fractional shares shall be issued and they shall be paid for in cash based on the applicable stock price), and sell such Common Stock to the proposed purchaser at the agreed purchase price. In such event, the purchaser shall be required to execute an investment letter prepared by the Corporation or its counsel which represents that the Common Stock is being acquired for investment and not with a view to distribution thereof, and acknowledging that such stock is ont registered under federal or state securities laws, is not freely transferrable, and is subject to restrictions on transfer. The certificates issued to the purchaser shall bear a legend to such effect."

     "(2) Sale; Conversion. In the event that the Corporation decides to make a public offering of Common Stock pursuant to an effective registration statement, it shall so notify the holders of the Series 1994-1 Stock and if any such holder desires to sell any of the shares in connection with such public offering, the holder shall deliver a written demand to the Corporation within thirty (30) days of the date of the Corporation's notice of the offering and shall cooperate with the Corporation in connection with the registration of the offering. In such sale, each share to be sold shall be converted automatically into 3.333 shares of the Corporation's Common Stock (except no fractional shares shall be issued and they shall be paid for in cash based on the applicable stock price), which shall be registered for sale in the offering. The Series 1994-1 Stock (after conversion into Common Stock) shall be sold to subscribers after the first $600,000 of the Corporation's newly issued shares of Common stock are sold. The Corporation shall bear the costs of the offering."

     The first sentence of the second paragraph of Article III, Section 3.2 B(7) of the Corporation's Articles of Incorporation regarding the Class C Preferred Stock, Series MI-1, will be amended to provide as follows:

     "In the event that the holder attempts at any time to make a transfer of some or all of the Series MI-1 Stock, upon transfer, ipso facto, and without any other action by any party, the Series MI-1 Stock shall be converted automatically into 2,272 shares of new non-voting Common Stock ("transferred stock") plus a right to receive an immediate cash payment of $430."

     The third paragraph of Article III, Section 3.2 B(7) of the Articles of Incorporation will be amended to provide as follows:

     "If the holder of the Series MI-1 Stock and the Corporation agree in writing, the Series MI-1 Stock may be converted into a right to receive an immediate cash payment of $430 plus 2,272 shares of voting Common

     Stock as part of a public offering of the Corporation's securities in which the holder of the Series MI-1 Stock shares pro rata in the costs of such offering. The conversion shall not occur until the sale of the Common Stock in the public offering."

                              INDEPENDENT AUDITORS

     The Board of Directors has selected Crowe, Chizek and Company, LLP, as its independent auditors for 1999 as it did for 1998. A representative of that firm is expected to be present at the meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.


                            PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders of the Corporation intended to be presented at the next annual shareholders' meeting to be held in 2000 must be received by the Corporation no later than January 31, 2000. Proposals must comply with applicable laws and regulations and shall be delivered to 44 Michigan Avenue, Detroit, Michigan 48226, Attention: Secretary. Any proposal which is mailed to the Corporation should be mailed by certified or registered mail return receipt requested.

                      INFORMATION INCORPORATED BY REFERENCE

     The Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1998 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999 accompany this Proxy Statement and are incorporated fully herein by reference. Shareholders are urged to review the Form 10-KSB and Forms 10- QSB for financial information regarding the Corporation and its wholly owned subsidiary, First Independence National Bank of Detroit and the report of its independent accountants (page 25 of the 10-KSB) as well as Management's Discussion and Analysis (pages 7-20 of the 10-KSB) of the Corporation's and Bank's performance during 1998 and 1997 and its financial condition as of December 31, 1998.


                                  OTHER MATTERS

     The Corporation's management knows of no other matters to be presented for action at the meeting. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with the directions of management on any matters properly brought before the meeting which are not set forth in the Notice of the Meeting and in this Proxy Statement.


     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain officers, and persons who own more than ten percent of the Corporation's Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Corporation's equity securities. These officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of these reports. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, all of Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with during the past two years.

              SHAREHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
                             POSTAGE PAID ENVELOPE.

                         FIRST INDEPENDENCE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL SHAREHOLDERS' MEETING, THURSDAY, OCTOBER ____, 1999

     I, the undersigned shareholder of the First Independence Corporation, hereby appoint Don Davis, Alan C. Young, and Dr. Charles E. Morton, and each of them, my proxies, with power of substitution to vote all of the Common Stock of said Corporation standing in my name on its books on August 31, 1999, at the annual meeting of the shareholders to be held on Thursday, October ____, 1999 at 6:00 p.m. or at any and all adjournments thereof, on the proposals contained in the Notice of said meeting, and on any other business properly coming before the meeting. The proxyholders shall have all the powers I would possess if present personally. I revoke all proxies previously given by me for any meeting of shareholders of the Corporation.

     If no direction is made with respect to a proposal, this proxy will be voted FOR such proposal. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting, including the election of any person as Director where a nominee named in the Proxy Statement dated October ___, 1999 is unable to serve or will not serve.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
ENVELOPE.

Note: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

--------------------------------------       ----------------------------------

--------------------------------------       ----------------------------------

--------------------------------------       ----------------------------------

================================================================================
    DETACH CARD

X   PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  ELECTION OF DIRECTORS

    For                    Withhold Authority         For all Except
---                    ---                        ---
    BARRY CLAY, DON DAVIS, GEORGIS I. GARMO, DR. CHARLES E. MORTON, JAMAL SHALLAL, GENEVA J. WILLIAMS, ALAN C. YOUNG.

    To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.

2. AMENDING THE ARTICLES OF INCORPORATION TO EFFECT THE 1 FOR 60 SHARE REVERSE STOCK SPLIT.

    For          Against      Abstain
---          ---          ---
    RECORD DATE SHARES:       I (we) acknowledge receipt of the Notice of Annual
                              Meeting and Proxy Statement dated October ____,
                              1999 and ratify all that the proxies or either of them or their substitutes may lawfully do by virtue hereof and revoke all former proxies.

     UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE APPOINTED TO VOTE FOR THE ELECTION OF ALL DIRECTORS AND TO VOTE FOR AMENDING THE ARTICLES OF INCORPORATION OF THE CORPORATION TO EFFECT THE ONE-FOR-SIXTY SHARE REVERSE STOCK SPLIT OF THE CORPORATION'S COMMON STOCK.



Please be sure to sign and date this Proxy.        Date


--------------------------------------------------------
Shareholder sign here             Co-owner sign here